Exhibit 10.8

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
DATED AS OF
[●], 2024
AMONG
THE FORTEGRA GROUP, INC.
AND
THE INVESTORS IDENTIFIED HEREIN

(g)	Severability	20
(h)	Governing Law	21
(i)	Waiver of Jury Trial	21
(j)	Specific Performance	22
(k)	No Partnership	22
(l)	Third Party Beneficiaries	22
(m)	Counterparts	22
(n)	Agreements to Be Bound	22
(o)	After-Acquired Securities	22
(p)	Lost, etc. Certificates Evidencing Shares; Exchange	23
(q)	Terms Generally	23
(r)	Draftsmanship	23
(s)	State of Residence	23
(t)	Consent of Spouse	24
(u)	Costs and Attorneys’ Fees	24
(v)	Adjustments for Stock Splits, Etc.	24
(w)	Aggregation of Stock	24

THE FORTEGRA GROUP, INC.
STOCKHOLDERS AGREEMENT
This Amended and Restated Stockholders Agreement (this “Agreement”) is dated as of this [●] day of [●], 2024 and entered into by and among Tiptree Holdings LLC, a Delaware limited liability company (“Tiptree” and together with its Permitted Transferees (as defined below) and permitted assignees, the “Tiptree Investors”); WP Falcon Aggregator, L.P., a Delaware limited partnership (together with its Permitted Transferees and permitted assignees, the “Warburg Investors”); and the Persons whose names and addresses appear from time to time on Schedule I hereto (together with his, her or its Permitted Transferees and permitted assignees, the “Other Investors”); and The Fortegra Group, Inc., a Delaware corporation (the “Company”). The Tiptree Investors, the Warburg Investors and the Other Investors are hereinafter each referred to as an “Investor” and collectively referred to as the “Investors.”
R E C I T A L S
WHEREAS, pursuant to the terms of a Securities Purchase Agreement, dated as of October 11, 2021, by and among Tiptree, the Warburg Investors and the Company (as the same may be amended from time to time, the “Purchase Agreement”), the Warburg Investors have purchased (i) shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share, (ii) shares of Common Stock of the Company, par value $0.01 per share and (iii) warrants to purchase shares of Common Stock of the Company, par value $0.01 per share, in each case, for cash;
WHEREAS, the Company, the Tiptree Investors, the Warburg Investors and the Schedule I Investors previously entered into that certain Stockholders Agreement, dated as of June 21, 2022, (the “Prior Agreement”);
WHEREAS, the Company, the Tiptree Investors, the Warburg Investors, and the Schedule I Investors desire to amend and restate the Prior Agreement in its entirety and enter into this Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:
1.    BOARD OF DIRECTORS.
(a)    Election of Directors.
(i)    For as long as the Tiptree Investors or Warburg Investors, as applicable, Owns at least five percent (5%) of the issued and outstanding Common Stock (on an As Converted Basis), the Company will nominate and use its reasonable best efforts (including soliciting proxies for the Tiptree Investor or Warburg Investor designees, as applicable, to the same extent as it does for any of its other nominees to the Board of Directors of the Company

(the “Board”)) to have such number of individuals designated by the Tiptree Investors (the “Tiptree Directors”) or the Warburg Investors (the “Warburg Directors”), as applicable, elected to the Board so that the number of individuals designated by each such Investor for election to the Board as compared to the size of the Board is proportionate to the number of Shares of issued and outstanding Common Stock (on an As Converted Basis) then Owned by such Investors and their respective Affiliates as compared to the number of Shares of issued and outstanding Common Stock (on an As Converted Basis) at such time, rounding up to the nearest whole number with respect to the number of Tiptree Directors and Warburg Directors to be so designated; provided that the two initial Warburg Directors shall be a Class II Director and a Class III Director (as each is defined in the Certificate of Incorporation), respectively; provided, further, that as long as the Tiptree Investors or the Warburg Investors, as applicable, Own at least five percent (5%) of the issued and outstanding Common Stock (on an As Converted Basis), the Tiptree Investors or the Warburg Investors, as applicable, shall have the right to designate at least one (1) individual for election to the Board. Up to three such Tiptree Directors, at the discretion of the Tiptree Investors, shall have three (3) votes each pursuant to the Certificate of Incorporation, and one such Warburg Director, at the discretion of the Warburg Investors, shall have two (2) votes pursuant to the Certificate of Incorporation. All other directors shall have one (1) vote each pursuant to the Certificate of Incorporation. For as long as the Tiptree Investors or the Warburg Investors, as applicable, are entitled to appoint one or more persons to the Board, the Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall, if requested by the Tiptree Investors or Warburg Investors, as applicable, and to the extent then permitted under applicable law, adopt resolutions and otherwise use reasonable efforts to cause any acquisition from the Company of securities or disposition of securities to the Company (including in connection with any exercise of warrants or other derivative securities held by the Tiptree Investors, the Warburg Investors or their respective Affiliates) to be exempt under Rule 16b-3 under the Exchange Act.
(ii)    For as long as the Tiptree Investors and the Warburg Investors are both subject to reporting under Section 16 of the Exchange Act, each of the Tiptree Investors and the Warburg Investors shall, at any time it is then entitled to vote for the election of directors to the Board, vote all of its Shares of the Company that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Investors) in order to ensure that the composition of the Board is as set forth in this Section 1(a).
(b)    Replacement Directors; Vacancies; Removal of Directors. In the event that any Tiptree Director or Warburg Director is unable to serve, or once having commenced to serve, is removed (in accordance with the terms hereof) or withdraws from the Board (a “Withdrawing Director”), such Withdrawing Director’s replacement (the “Substitute Director”) will be designated exclusively by the Person(s) whose previously designated representative vacated the Board in accordance with the terms of the Certificate of Incorporation and this Agreement. The Investors and the Company agree to take all action within their respective power, including convening and attending one or more regular or special meetings and the voting of (or acting by written consent with respect to) capital stock of the Company Owned by them (i) to cause the election of such Substitute Director promptly following his or her designation pursuant to this Section 1(b), or (ii) upon (and only upon) the written request of the applicable Person(s) who designated a Director pursuant Section 1(a) , to remove, with or without cause, any such Director in accordance with the terms of the Certificate of Incorporation. In no event shall any Investor vote to remove a Director other than in accordance with this Agreement.
(c)    Committees of the Board. In the event that the Board establishes any committee thereof, the Company will ensure that at least one (1) of the Warburg Directors and one (1) of the Tiptree Directors will be appointed to each committee of the Board, unless otherwise waived by the Warburg Investors or Tiptree Investors, as applicable, or unless prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed. Notwithstanding the foregoing, and subject to Section 1(d), the Board shall establish the following committees:
(i)    The audit committee (the “Audit Committee”) consisting of three (3) directors designated by mutual agreement between the Tiptree Directors and Warburg Directors, with each such director acting in good faith, which shall initially be John Hendrickson (who will, initially, serve as the chairman of the Audit Committee), Sean Sweeney, and one additional director. The Audit Committee shall select the Company’s auditor, review accounting and internal reporting policies, along with such other duties as are commonly designated to such a committee. The directors appointed pursuant to this Section 1(c)(ii) may only be removed with the mutual consent of the Tiptree Directors and the Warburg Directors. The parties hereto hereby acknowledge and agree that the approval of the Audit Committee shall be required for Tiptree or its Affiliates to invest in or acquire the assets of Tiptree or any of its Affiliates (other than the Group Companies) on behalf of, or for the benefit of, the Company or its Subsidiaries, or to sell or transfer to the Company or its Subsidiaries any assets or equity of or held by Tiptree or any of its Affiliates (other than the Group Companies), or have any investment held by or for the benefit of the Company or its Subsidiaries sold or transferred to Tiptree or its Affiliates (other than the Group Companies) in each case, under any investment advisory agreement, investment management agreement or similar agreement, regardless of whether the underlying agreement has been approved by the Audit Committee.
(ii)    The risk committee (the “Risk Committee”) consisting of one (1) director designated by mutual agreement between the Tiptree Directors and Warburg Directors, with each such director acting in good faith, which shall initially be Sean Sweeney (who will, initially, serve as the chairman of the Risk Committee), and at least one (1) of the Warburg Directors, which shall initially be Jeffrey Stein, and one (1) of the Tiptree Directors, which shall initially be Jonathan Ilany. The Risk Committee shall have oversight responsibilities to assure that the Company maintains adequate policies, controls, and practices, along with such other duties as are commonly designated to such a committee. The Risk Committee shall be authorized to establish a underwriting and product subcommittee that will report to the Risk Committee. The director appointed pursuant to this Section 1(c)(ii) may only be removed with the mutual consent of the Tiptree Directors and the Warburg Directors.
(d)    Directors of Subsidiaries. In the event that a director, officer, employee or designee of Tiptree or its Affiliates is a member of a board of directors, or similar governing body, of a Subsidiary of the Company, then Tiptree shall notify the Warburg Investors thereof and promptly after the request thereof by the Warburg Investors at any time and from time to time, the Company, shall appoint at least one (1) Warburg Director to that Subsidiary’s board of directors (or comparable governing body), unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed. Such designee(s) shall have the same right to participate on committees of the board of directors (or comparable governing body) of such Subsidiaries as such designees have pursuant to Section 1(c). Notwithstanding anything to the contrary contained herein, the size of the board of directors or managers of each Subsidiary of the Company, if any, shall not be larger than the size of the Board.
(e)    Indemnification, Expense Reimbursement and Other Rights.
(i)    In addition to any other indemnification rights the Tiptree Directors, the Warburg Directors, the directors designated by mutual agreement between the Tiptree Investors and Warburg Investors, or the then-current Chief Executive Officer of the Company serving as a director on the Board, if any (the “Directors” and each, a “Director”), have pursuant to the Certificate of Incorporation, the Bylaws and any agreement with the Company, each Director shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement with each such Director, which indemnification agreement shall be reasonably acceptable to the Company and consistent with indemnification agreements customarily entered into between companies and their independent board members. The Company shall reimburse the reasonable expenses incurred by the Directors in connection with attending (whether in person or telephonically) all meetings of the Board, the board of directors or managers of the Company’s director or indirect Subsidiaries or committees thereof or other Company-related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors). The Company shall maintain director and officer insurance covering the Directors on the same terms and with the same amount of coverage as is provided to other members of the Board. Each Tiptree Director and Warburg Director shall be entitled to the same equity grants and other stock incentives and the same Board and committee fees, in each case, if any.
(ii)    The Company agrees that if Warburg Pincus LLC or any of its Affiliates (collectively, the “Warburg Pincus Entities”) or Tiptree Inc. or any of its Affiliates (collectively, the “Tiptree Entities”), directly or indirectly, provides any advisory, monitoring, consulting or other similar services to the Company and/or any of its Subsidiaries, except as may be set forth in a written agreement between the Warburg Pincus Entities and the Company or its Subsidiaries, or the Tiptree Entities and the Company or its Subsidiaries, as applicable, (A) neither the Warburg Pincus Entities nor the Tiptree Entities (as applicable) shall be liable to the Company or any of its Subsidiaries or Affiliates for any loss, liability, damage or expense arising from or in connection with any services provided by the Warburg Pincus Entities or the Tiptree Entities (as applicable), except to the extent a court of competent jurisdiction has determined by entry of a final and non-appealable judgment to have resulted by fraud or willful misconduct by any Warburg Pincus Entity or any Tiptree Entity (as applicable) and (B) the Company shall, at its own cost and expense, defend, indemnify and hold harmless the Warburg Pincus Entities and the Tiptree Entities (as applicable) from and against any and all loss, liability, damage or expenses arising from any claim by any Person with respect to, or in any way related to, any services provided by the Warburg Pincus Entities and the Tiptree Entities (as applicable) (including reasonable attorneys’ fees), except to the extent a court of competent jurisdiction has determined by entry of a final and non-appealable judgment to have resulted by fraud or willful misconduct by any Warburg Pincus Entity or any Tiptree Entity (as applicable).
(f)    Certain Protective Covenants. For so long as the Warburg Investors or the Tiptree Investors, as applicable, collectively Own at least five percent (5%) of total Shares outstanding (on an As Converted Basis), the Company shall not, and shall cause each of its Subsidiaries not to, either directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the actions set forth on Schedule II, or enter into any agreement, arrangement or understanding to effect any such actions, without the written consent or affirmative vote of each of the Majority Warburg Investors and the Majority Tiptree Investors (as applicable), given in writing or by vote at a meeting (in addition to any other vote required by law, the organizational documents of the Company or such Subsidiary or this Agreement), and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force and effect; provided that the consent of the Majority Tiptree Investors shall not be required with respect to any transaction involving Tiptree or its Affiliates set forth in clause 6 of Schedule II. Notwithstanding the foregoing, from time to time, each of the Company and the Tiptree Investors may provide services, office space, software, services of third parties, facilities, and/or supplies to the other party and their Affiliates, in each case, consistent with past practice (collectively, the “General Services”) as shall reasonably be requested by such other party without the need for written consent or an affirmative vote pursuant to the foregoing sentence, or by the Audit Committee. The parties hereto will establish the cost allocation methods and procedures for the allocation of the fees, costs and expenses of the General Services consistent with past practices (provided that in no event shall such methods result in an allocation that is worse to any party than those obtainable on arm’s-length terms) related to such personnel, services, office space, software, services of third parties, facilities, and/or supplies.
2.    TRANSFER OF STOCK.
(a)    Legends.
(i)    The certificates evidencing the Shares acquired by the Investors, or book entry positions representing the Shares, as the case may be, will bear substantially the following legend reflecting the restrictions on the Transfer of such securities contained in this Agreement:
THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG THE FORTEGRA GROUP, INC. AND CERTAIN INVESTORS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF

SUCH AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF THE FORTEGRA GROUP, INC. AND IS AVAILABLE UPON REQUEST.
(ii)    If any certificates or book entry positions representing any Shares held by an Investor do not bear substantially the foregoing legend and such legend is so required pursuant to Section 2(a) hereof, such Investor shall, in case of certificates, as promptly as practicable after the date hereof, deliver all such certificates to the Company to enable the Company to place such legend on such certificates, and, in case of book entry positions, as promptly as practicable after the date hereof, notify the Company so as to enable the Company to place such legend on such book entry positions.
(iii)    In the event that the restrictive legend set forth in Section 2(a)(i) above has ceased to be applicable to the Shares held by an Investor, the Company shall, in the case of certificates, provide such Investor, at his, her or its request, with new certificates for such Shares not bearing the legend with respect to which the restriction has ceased and terminated, and, in the case of book entry positions, at the request of such Investor, remove such legend with respect to which the restriction has ceased and terminated.
3.    RESTRICTIVE COVENANTS.
(a)    Non-Solicitation. For so long as any Investor holds any Shares and for the twenty-four (24) months thereafter:
(i)    Such Investor shall not, and shall cause each of its Affiliates and representatives (to the extent acting on such Investor’s behalf) not to, without the prior written consent of the Company, and except, to the extent applicable, in the furtherance of such Investors duties as an employee, board member of the Company or its Subsidiaries, directly or indirectly, (i) recruit or otherwise solicit, encourage, seek to persuade or induce any employee of the Company or any of its Subsidiaries (each a “Company Employee” and collectively, the “Company Employees”) to terminate his or her employment with the Company or any of its Subsidiaries, or hire any such Company Employee, or (ii) solicit, encourage, seek to persuade or induce any independent contractor (other than any attorney, regulatory advisor, accountant, investment banker, broker or similar outside advisor, or actuary, IT service provider or cybersecurity service provider to the Company or its Affiliates) providing services to the Company or any of its Subsidiaries to terminate or diminish his or her relationship with them, or hire any such independent contractor; provided, however, that nothing in this Section 3(a) shall prohibit such Investor or any of his, her or its Affiliates or representatives from (A) conducting generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency, in each case that are not specifically targeted at Company Employees or independent contractors of the Company or its Subsidiaries or (B) taking any of the actions otherwise restricted by this Section 3(a)(i), in respect of any Company Employee who has not been employed with the Company or its Subsidiaries at any point during the six (6)-month period preceding the taking of such action or any independent contractor who has not provided services to the Company or its Subsidiaries at any point during the six (6)-month period preceding the taking of such action.

(ii)    Each Investor hereby agrees not to bring, commence or institute any action or proceeding (derivative or otherwise) in law or in equity in any court or before any governmental entity, against the Company or any of its Affiliates or any of their respective successors or assigns or any other Person challenging the validity of, or seeking to enjoin the operation of, any provision of this Section 3(a).
(iii)    Each Investor acknowledges that such Investor has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon such Investor pursuant to this Section 3(a). The restrictions and covenants set forth in this Section 3(a) are in addition to any other obligations that such Investor may have to the Company and any of its Affiliates, including any obligations set forth in such Investor’s employment agreement, if applicable, with the Company or any of its Affiliates, any award agreement with respect to equity in the Company or any of its Affiliates, and any agreement entered into in connection with the Purchase Agreement. Each Investor agrees that the restraints set forth in this Section 3(a) are necessary for the reasonable and proper protection of the Company and its Affiliates and their confidential or proprietary information or data, employee, customer and supplier relations, the general goodwill of their business and other legitimate interests of the Company and its Subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent (in the case such Investor is an individual) such Investor from obtaining other suitable employment during the period in which such Investor is bound by the restraints. Each Investor acknowledges that each of these covenants has a unique, substantial and immeasurable value to the Company and its Affiliates and that such Investor (in the case such Investor is an individual) has sufficient assets and skills to provide a livelihood while such covenants remain in force.
(iv)    Notwithstanding any provision to the contrary herein, each of the Company, the Tiptree Investors and the Warburg Investors may pursue, at their respective sole discretion, enforcement of this Section 3(a).
(b)    Confidentiality of Records. During the term of this Agreement and for the twenty-four (24) months following the termination of this Agreement, each Investor agrees that (x) it will keep confidential any confidential or proprietary information that such Investor obtains in respect of the Company that any Director designated by such Investor obtains in connection with its services as a Director and makes available to such Investor, and (y) it will only use such information in connection with its investment in the Company and not in any manner that would reasonably be expected to be detrimental in any material respect to the Company’s business (provided that this clause (y) shall not restrict the use by any individual of knowledge retained in the unaided memory of such individual, which knowledge was not retained with the intention of circumventing this clause (y)), except that such Investor may disclose such information (i) at such time as it enters the public domain without breach of this Section 3(b) by such Investor; (ii) that is communicated to it free of any obligation of confidentiality; (iii) that is developed by such Investor or its agents independently of and without reference to any such information; (iv) as required by applicable law, rule or regulation, including the rules of the SEC and the regulations of any stock exchange or automated dealer quotation system on which the securities of such

Investor are listed, or if requested by a governmental or regulatory authority of competent jurisdiction; (v) to its attorneys, accountants, Directors, consultants, advisors and other professionals, provided that such Person in clause (v) is advised of and has agreed to be bound by the confidentiality provisions of this Section 3(b) or is bound by comparable restrictions or by confidentiality obligations under rules of professional conduct; (vi) with respect to the Tiptree Investors and the Warburg Investors, (1) to any current, former or prospective investors (including limited partners), (2) to any Affiliate, partner, member, employee, stockholder or agent, (3) to any current, former or potential lenders or financing sources, (4) to any marketing or public relations representatives, (5) to any investor in such Tiptree Investor or Warburg Investor to whom such Tiptree Investor or Warburg Investor is contractually obligated or required to provide such information, (6) to any prospective purchaser of any Shares from a Tiptree Investor or Warburg Investor, as long as such prospective purchaser is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3(b) or comparable restrictions; or (vii) to any Subsidiary or parent of such Investor as long as such Subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3(b) or comparable restrictions. Any Director will have the right to disclose to the Investor that appointed such Director any and all information it receives concerning the Company or its Subsidiaries in its capacity as a Director. Any information that a Director designated by an Investor obtains in connection with his or her services as a Director shall be deemed information disclosed to the Investor and subject to this Section 3(b). Each Investor shall be responsible for violations by any Director it designates or any other Person to whom such Investor provides such information.
4.    REGULATORY MATTERS
(a)    Regulatory Filings. Each of the Investors and the Company shall cooperate in good faith, engage in communications and share and exchange documents and other information as may be required for the Company or any of its Subsidiaries, or for any Investor, to file any registrations (including registrations required as a member of an insurance holding company system), petitions, statements, applications, schedules, forms, declarations, notices, reports, submissions (including any sales material, any nonrenewal, cancellation or revision of reinsurance agreements, material acquisitions of assets or material dispositions of assets) or other filings (including with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company) with any Governmental Authority to the extent relating to the Company or its Subsidiaries (including all supplements and amendments to any of the foregoing, whether made or required to be made prior to, on or after the date hereof, but excluding any filings contemplated by the Registration Rights Agreement, the “Regulatory Filings”). To the extent that any Regulatory Filing by the Company or its Subsidiaries requires, or a Governmental Authority requests in connection with any Regulatory Filing, whether formally or informally, any documents or other information in any way regarding or relating to an Investor or its Affiliates, including any officers, directors, managers, partners or employees of Investor or its Affiliates, the Company shall provide the applicable Investor reasonably prompt notice (such notice to include the provision of copies of any writings or documents which relate to the request). The applicable Investor and the Company shall then discuss in good faith the proposed disclosure of such documents or other information by the

Company, reasonably cooperate to limit the disclosure of such information or documents in response to any such requirement or request and/or find and facilitate reasonable alternatives to any such disclosure and the Company agrees that it shall not, and shall cause its Subsidiaries not to, provide such documents or other information unless such disclosure is agreed to in writing by the applicable Investor, except to the extent reasonably required by applicable law, rule or regulation and reasonable alternatives are not available, in which case Investor shall have an opportunity to review and comment on any such disclosure, and the Company shall consider in good faith any such comments. If an Investor determines (in its sole discretion), after consultation with the Company pursuant to the preceding sentence, that the proposed disclosure of certain documents or other information includes sensitive or confidential information regarding the Investor or any of its Affiliates (other than the Company and its Subsidiaries), or any officers, directors, managers, parents or employees of Investor or its Affiliates (other than the Company and its Subsidiaries), the Investor may provide such sensitive or confidential information directly to the applicable Governmental Authority without the prior disclosure of such information to the Company. The Company agrees that it will not consent to the disclosure by any Governmental Authority of any information or other documentation provided by an Investor or its Affiliates (other than the Company and its Subsidiaries), or any officers, directors, managers, parents or employees of Investor or its Affiliates (other than the Company and its Subsidiaries), without such Investor’s consent, not to be unreasonably withheld, conditioned or delayed. All reasonable and documented out-of-pocket third party costs incurred in connection with any Regulatory Filing made on or after the date hereof shall be at the sole cost and expense of the Company and the Company shall reimburse each Investor for any such out-of-pocket costs and expenses incurred by it.
(b)    Confidentiality. The Company and each Investor agrees that it will keep confidential any documents or other information provided by the Investors or their Affiliates or any officers, directors, managers, partners or employees of the Investors or their Affiliates (whether provided prior to on or after the date of this Agreement), including any documents and information related to any Regulatory Filings, and agrees to only use such documents or other information as may be required by the Company, including in connection with the Regulatory Filings, and not in any other manner, except that the Company and the Investors may disclose such information (i) at such time as it enters the public domain without breach of this Section 4(b) or any other confidentiality obligation between, among or involving the Company and the Investors; (ii) that is communicated to it by a third party free of any obligation of confidentiality; (iii) that is developed by it or its agents independently of and without reference to any such information; (iv) as required by applicable law, rule or regulation, including the rules of the SEC and the regulations of any stock exchange or automated dealer quotation system on which the securities of the Company are listed, or if requested by a Governmental Authority (provided, that in the event any Investor’s information or other documentation is required or requested to be disclosed by applicable law, rule or regulation, the Company agrees (to the extent permitted by law) to provide such Investor with prompt written notice of any such requirement or request to enable the Investor (and the Company shall cooperate with the Investor) to seek an appropriate protective order or take other appropriate action to prevent or limit such disclosure); or (v) to its attorneys, accountants, directors, consultants, advisors and other professionals.

(c)    Information Supplied.
(i)    The Company represents to each Investor that is required to make Regulatory Filings that all of the information or other documentation supplied by the Company or its Subsidiaries to be included in a Regulatory Filing was or will be, at the date it is supplied to, or filed with, as applicable, any Governmental Authority, accurate in all material respects. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information or other documentation provided by any Investor that is included in any Regulatory Filing.
(ii)    Each applicable Investor represents to the Company that all of the information or other documentation supplied by such Investor or its Affiliates to be included in a Regulatory Filing was or will be, at the date it is supplied to, or filed with, as applicable, any Governmental Authority, accurate in all material respects. Notwithstanding the foregoing, none of the Investors make any representation or warranty with respect to any information supplied by the Company that is included in any Regulatory Filing.
(d)    Indemnification.
(i)    The Company agrees to, at its own cost and expense, defend, indemnify and hold harmless each Investor that makes or is required to make any Regulatory Filings and such Investor’s Affiliates and its and their officers, directors, managers, partners and employees from and against any and all loss, liability, damage or expenses arising from or in any way related to any (A) Regulatory Filing (except to the extent the Company is entitled to indemnification pursuant to Section 4(d)(ii)) and (B) breach of Section 4(c)(i).
(ii)    Each Investor that makes or is required to make (or whose Affiliates make or are required to make) any Regulatory Filings or supply (or whose Affiliates supply) any information or documentation included in any Regulatory Filings made by the Company or its Subsidiaries) agrees to, at its own cost and expense, defend, indemnify and hold harmless the Company, its Affiliates and any other Investor that has made or is required to make any Regulatory Filings and its and their officers, directors, managers, partners and employees from and against any and all loss, liability, damage or expenses arising from or in any way related to such Investors’ breach of Section 4(c)(ii).
(iii)    This Section 4(d) shall not be deemed a substitute for, nor diminish or abrogate in any way, nor supersede or deemed an amendment or modification of, any rights to indemnification that the Company or any Investor may have pursuant to this Agreement, any other agreement or otherwise.

5.    TERMINATION.
(a)    Survival. Notwithstanding anything herein to the contrary upon the termination of this Agreement in accordance with its terms, the following Sections shall survive such termination in accordance with their terms:
(i)    Section 1(e) (Indemnification, Expense Reimbursement and Other Rights);
(ii)    Section 3 (Restrictive Covenants);
(iii)    Section 4 (Regulatory Matters);
(iv)    Section 5 (Termination);
(v)    Section 6 (Interpretation of this Agreement); and
(vi)    Section 7 (Miscellaneous).
(b)    Deemed Liquidation Event. This Agreement shall terminate upon a Deemed Liquidation Event.
(c)    Termination. This Agreement shall terminate (i) automatically as to the Tiptree Investors when the Tiptree Investors no longer Own at least 5% of the issued and outstanding Common Stock (on an As Converted Basis), (ii) automatically as to the Warburg Investors when the Warburg Investors no longer Own at least 5% of the issued and outstanding Common Stock (on an As Converted Basis), (iii) automatically as to all Investors when the Tiptree Investors and the Warburg Investors, in each case, no longer Own at least 5% of the issued and outstanding Common Stock (on an As Converted Basis), or if earlier, (iv) on the date on which the Majority Tiptree Investors and the Majority Warburg Investors shall have agreed in writing to terminate this Agreement.
6.    INTERPRETATION OF THIS AGREEMENT
(a)    Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:
“2022 Equity Incentive Plan” shall mean The Fortegra Group, Inc. 2022 Equity Incentive Plan, as amended from time to time.
“Affiliate” shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity where, “control” means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise; provided that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Investor; provided, further that, solely for purposes of Section 3(a), (i) no portfolio company (as such term is commonly used in the private equity business and, for clarity, is distinct from Subsidiaries) of any fund advised or managed by Warburg Pincus LLC shall be deemed to be an Affiliate of the Warburg Investors and (ii) no portfolio company (as such term is commonly used in the private equity business and, for clarity, is distinct from Subsidiaries) of (x) Tiptree (to the extent Tiptree conducts a business similar to an investment fund) or (y) any investment fund advised or managed by Corvid Peak Holdings, L.P., Corvid Peak Capital Management, LLC, Corvid Peak GP Holdings, LLC, Corvid Peak Holdings GP, LLC or an affiliated registered investment advisor, in the case of each of (x) and (y), shall be deemed to be an Affiliate of the Tiptree Investors.
“As Converted Basis” shall mean all outstanding shares of the Common Stock assuming the exercise (for cash) of all outstanding Share Equivalents (other than Granted Equity Shares) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
“Bylaws” shall mean the Amended and Restated Bylaws of the Company as they may be amended from time to time.
“Certificate of Designation” shall mean any Certificate of Designation adopted by the Company and filed with the Secretary of State of the State of Delaware.
“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as it may be amended from time to time, including pursuant to a Certificate of Designation, if any.
“Change of Control” shall mean, with respect to any Person, (a) any transaction or series of related transactions, whether or not such Person is a party thereto, in which, after giving effect to such transaction or transactions, the equity securities representing in excess of fifty percent (50%) of the voting power of such Person are owned directly or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of persons, other than, with respect to a Change of Control of Tiptree, Michael G. Barnes, his Affiliates and any “group” in which Michael G. Barnes and his Affiliates represent at least 50% of the equity interests or voting power of such group, (b) a sale, lease or other disposition of all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis (including securities of such Person’s directly or indirectly owned Subsidiaries) to one or more purchasers or (c) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board ceasing for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least fifty percent (50%) of the directors eligible to vote who were directors at the beginning of the period.

“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
“Competing Business” shall mean, with respect to any Person, any business conducted by such Person or any of its Affiliates, anywhere in the North America, South America or Europe that competes, directly or indirectly, with the Company or any of its Subsidiaries. For the avoidance of doubt, any Person, entity or business engaged in the business of providing payment protection products, motor club memberships, service contracts, warranty products, specialty commercial insurance, including excess and surplus and admitted lines, auto insurance, premium financing, and related administration services to business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies, shall be considered a Competing Business, but a potential Transferee shall not be deemed to engage in a Competing Business solely by reason of the fact that such Person’s Affiliates include any separately managed portfolio company (as such term is commonly used in the private equity business) engaged in a Competing Business.
“Deemed Liquidation Event” shall have the meaning set forth in the Certificate of Designation.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, or any successor statute thereto.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any government, governmental, administrative or regulatory authority, agency, instrumentality, department, court, commission, body, tribunal or other governmental entity or any non-governmental self-regulatory authority, agency, instrumentality, department, court, commission, body, tribunal (whether or not private or quasi-private), whether foreign or domestic and whether national, federal, state, provincial or local.
“Granted Equity Shares” shall mean shares of Common Stock, Share Equivalents or other equity securities that are granted or issued pursuant to any of the Company’s stock option plans, stock bonus plans, stock incentive plans or other similar plans, in each case, approved by the Board and any shares of Common Stock issued in exchange for equity interests in LOTS Intermediate Co.
“Group Companies” means the Company and each of its Subsidiaries.
“Indebtedness” means any and all obligations of any Person for money borrowed (or a guarantee thereof) which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined; provided that Indebtedness shall exclude (a) Non‑Recourse Indebtedness, (b) any undrawn portion of any letters of credit or bank guarantees (or similar obligations), unless the same are drawn and not reimbursed within thirty (30) days thereafter, (c) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations, but only to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof, (d) trade payables and accrued expenses arising in the ordinary course of business, (e) any earn-out obligations, (f) prepaid or deferred revenue arising in the ordinary course of business, (g) purchase price holdbacks, indemnities and/or purchase price adjustments arising in the ordinary course of business, (h) intercompany indebtedness incurred in the ordinary course of business, (i) overdraft or other cash management obligations arising in the ordinary course of business, (j) any tax liabilities, including joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law or (k) the aggregate amount of accrued but unpaid interest, interest paid‑in‑kind, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with any and all refinancing thereof.
“Majority Investors” shall mean the Investors that Own a majority of the Shares Owned by all Investors (calculated on an As Converted Basis, but excluding for this purpose any Granted Equity Shares that are not vested).
“Majority Other Investors” shall mean the Other Investors Owning a majority of the Shares Owned by all Other Investors (calculated on an As Converted Basis).
“Majority Tiptree Investors” shall mean Tiptree Investors Owning a majority of the Shares Owned by all Tiptree Investors (calculated on an As Converted Basis).
“Majority Warburg Investors” shall mean the Warburg Investors that Own a majority of the Shares Owned by all Warburg Investors (calculated on an As Converted Basis). Unless the context otherwise requires, any action required to be taken by the Warburg Investors hereunder may be taken by the Majority Warburg Investors.
“Non‑Recourse Indebtedness” means Indebtedness of the Company or its Subsidiaries which is (i) secured only by the specific assets of the Company or a Subsidiary, respectively, to which such Indebtedness relates or (ii) without recourse to the Company or its Subsidiaries (except for customary exceptions for fraud, environmental indemnities and violation of special purpose entity covenants, unless and until, and for so long as, no claim for payment or performance has been made thereunder (which has not been satisfied), at which time the obligations with respect to such customary exceptions shall not be considered Non‑Recourse Indebtedness to the extent such claim is a liability of such Person for GAAP purposes), in each case, (x) as characterized as non‑recourse, asset‑specific debt in the Company’s GAAP financial statements, including any notes thereto (including non‑GAAP reconciliations), and (y) to the extent such Indebtedness relates to investments in the Company’s or its Subsidiaries’ investment portfolio or financing associated with premium and/or service contract finance operations (whether now owned or hereafter acquired) or any other similar type of asset‑based financing incurred in the ordinary course of business.
“Owns,” “Own,” “Owning” or “Owned” shall mean beneficial ownership, assuming the conversion (whether or not then convertible) of all outstanding securities convertible into Common Stock and the exercise (for cash) of all outstanding Share Equivalents. No Investor shall be deemed to Own any shares of Common Stock issuable pursuant to the

Purchase Agreement prior to the date of issuance of such shares of Common Stock to such Investor.
“Permitted Transferee” shall mean, (i) in the case of any Tiptree Investor, Warburg Investor or any Other Investor that is not a natural person Investor, any Affiliate of such Investor, so long as such Affiliate is not engaged in a Competing Business and so long as such Transfer would not result in a breach or default (with or without the giving of notice, lapse of time or both) under any material agreement or contract of the Company or its Subsidiaries (including, for clarity, an “event of default” as a result of a change of control or similar event) and subject the Company or its Subsidiaries to any regulatory approvals (unless such approvals are obtained by the Transferring Investor at its own cost), and (ii) in the case of Other Investors who are natural persons, (A) any trust established for the sole benefit of such Other Investor or such Other Investor’s spouse or direct lineal descendants, provided such Other Investor is the trustee of such trust or such trust is a grantor trust, (B) any Person in which the direct and beneficial owner of all voting securities of such Person is such Other Investor or (C) such Other Investor’s heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Other Investor.
“Person” shall mean an individual, partnership (whether general or limited), joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
“Purchased Equity Shares” shall mean, subject to the following sentence, shares of Common Stock, Share Equivalents or other equity securities that are purchased for value by an Investor from the Company pursuant to the Purchase Agreement or otherwise (whether issued prior to, on or after the date hereof) or shares of Common Stock, Share Equivalents or other equity securities that are purchased, gifted or otherwise acquired (whether purchased, gifted or acquired prior to, on or after the date hereof) by an Investor from any other stockholder of the Company (including any Other Investor). For the avoidance of doubt, for all purposes under this Agreement, Purchased Equity Shares shall not include any Granted Equity Shares that were initially issued by the Company.
“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of the date hereof by and among the Company and the stockholders named therein, as the same may be amended from time to time.
“Sales Costs” shall mean any costs or expenses (including legal or other advisor costs and expenses), fees (including investment banking fees), commissions or discounts payable directly by the Warburg Investors or any of their respective Affiliates in connection with, arising out of or relating to any sale or other disposition of equity security interests in the Company (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).
“SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
“Security” or “Securities” shall have the meaning set forth in Section 2(1) of the Securities Act.
“Share Equivalent” shall mean any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, directly or indirectly, Shares of Common Stock.
“Shares” shall mean the Purchased Equity Shares and Granted Equity Shares (together with any Share Equivalents and any shares of capital stock of the Company issued with respect to such Purchased Equity Shares or Granted Equity Shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).
“Subsidiary” shall mean, with respect to any Person, (a) any other Person of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such other Person (or comparable body in the case of a Person that is not a corporation) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%), and (c) any other Person, the management of which is controlled, directly or indirectly, by such Person.
“Total Capital” shall mean the sum of the Indebtedness of the Company and its Subsidiaries as of such date and the Company’s stockholders equity as of the most recent date calculated in accordance with GAAP; provided that if after such date any Indebtedness was settled, discharged, offset or repaid or any additional Indebtedness was incurred or guaranteed after such most recent date, the Company’s stockholders’ equity will be recalculated to take into account such settlement, discharge, offset or repayment of Indebtedness or incurrence or guarantee of additional Indebtedness (net of any cash received or paid, as applicable, as a result therefrom).
“Transfer” shall mean any direct or indirect transfer, sale, assignment, gift, inter vivos transfer, pledge, hypothecation, mortgage or other disposition or encumbrance (whether voluntary or involuntary or by operation of law), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, the Shares is transferred or shifted to another person the offer to make a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, each of “Transferring,” “Transferred,” “Transferee” and “Transferor” have a correlative meaning. For the avoidance of doubt (1) transfers made by any limited partners of any funds managed or advised by Warburg Pincus LLC shall not be deemed a Transfer under this Agreement; and (2) transfers of publicly traded securities in Tiptree Inc. shall not be deemed a Transfer under this Agreement.

“Warburg Investments” shall mean, without duplication, as of the consummation of any Change of Control of the Company, Deemed Liquidation Event or other transaction contemplated by clause 2 of Schedule II, all payments made by the Warburg Investors (on a cumulative basis) with respect to, or in exchange for, Shares and Share Equivalents of the Company (whether such payments are made to the Company or any third party) from the date hereof until such Change of Control, Deemed Liquidation Event or such other transaction; provided that Warburg Investments shall not include payments made in connection with permitted transfers.
“Warburg Returns” shall mean, without duplication, as of the consummation of any Change of Control of the Company, Deemed Liquidation Event or other transaction contemplated by clause 2 of Schedule II, all cash (excluding management fees, transaction-related fees, indemnification payments and expense reimbursements) received (on a cumulative basis) by the Warburg Investors, net of Sales Costs, with respect to or in exchange for Shares and Share Equivalents of the Company (whether such payments are received from the Company or any third party) from the date hereof through such Change of Control, Deemed Liquidation Event or such other transaction; provided that Warburg Returns shall not include proceeds resulting from permitted transfers. For the sake of clarity, Warburg Returns shall be determined after giving effect to Granted Equity Shares exercised, settled, or vested in connection with the applicable Change of Control, Deemed Liquidation Event or other transaction.
(b)    Other Defined Terms. The location of the definition of each other capitalized term used in this Agreement is set forth below.

Affiliate Arrangement	Schedue II	Company Employee	§3(a)(i)
Agreement.	Preamble	Director(s)	§1(d)(i)
Approved Plan	Schedue II	Disqualification Event	§7(b)(i)
Board	§1	Disqualified Designee	§7(b)(i)
Company	Preamble	General Services	§1(f)
Investor(s)	Preamble	Tiptree Directors	§1(a)
Joinder Agreement	§7(a)	Tiptree Entities	§1(e)(ii)
Other Investors	Preamble	Warburg Investor	Preamble
Purchase Agreement	Recitals	Warburg Directors	§1(a)
Substitute Director	§1(b)	Warburg Pincus Entities	§1(e)(ii)
Tiptree	Preamble	Withdrawing Director	§1(b)
(c)    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
(d)    Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

7.    MISCELLANEOUS
(a)    Additional Investors. The parties hereto acknowledge that certain Persons, including directors, employees and consultants of the Company and its Affiliates and their Permitted Transferees, may become stockholders of the Company or holders of Share Equivalents after the date hereof. As a condition to the issuance of shares of capital stock of the Company to them (including Share Equivalents), the Company shall require such Persons to execute and deliver an agreement in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder Agreement substantially in the form attached as Exhibit A hereto (a “Joinder Agreement”). With respect to any such Person required to become a party to this Agreement who is a director, employee or consultant of the Company, such Person shall be, and such Joinder Agreement or other agreement shall provide that such Person be, for purposes hereof, an Other Investor. With respect to any such Person required to become a party to this Agreement who is not a director, employee or consultant of the Company, such Person shall be, and such Joinder Agreement or other agreement shall provide that such Person be, for purposes hereof, a Tiptree Investor, a Warburg Investor or an Other Investor, as determined by the Board.
(b)    Bad Actor.
(i)    No Bad Actor. Each Person with the right to designate or participate in the designation of a director as specified in Section 1 hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee.” Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.
(ii)    Disqualification Events. Each Investor hereby represents that none of the “bad actor” Disqualification Events is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
(c)    Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) Business Day after deposit with an express overnight courier for U.S. deliveries (marked for overnight delivery), or three (3)

Business Days after such deposit for deliveries outside of the U.S., with proof of delivery from the courier requested; (iii) five (5) Business Days after deposit in the United States mail by certified mail (return receipt requested) for U.S. deliveries; or (iv) when sent via email if sent prior to 5:00 p.m. (local time of the recipient) on a Business Day, or at 9:00 a.m. (local time of the recipient) on the next succeeding Business Day otherwise. All notices not delivered personally or sent via email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or email address as follows, or at such other address, email address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:
(i)    if to the Company, at The Fortegra Group, Inc., 10751 Deerwood Park Blvd., Suite 200, Jacksonville, FL 32256, Attention: General Counsel, Email: JShort@fortegra.com, or at such other address as it may have furnished to the Investors in writing;
(ii)    if to the Tiptree Investors, at c/o Tiptree Inc., 660 Steamboat Road, 2nd Floor, Greenwich, CT 06830 Attention: Jonathan Ilany and Neil C. Rifkind, Email: JIlany@tiptreeinc.com and NRifkind@tiptreeinc.com, with a copy (which shall not constitute notice) to Ropes & Gray LLP, 1211 Avenue of Americas, New York, NY 10036-8704, Attention: Michael Littenberg and William Michener, Email: Michael.Littenberg@ropesgray.com and William.Michener@ropesgray.com, or at such other address as it may have furnished to the Investors in writing;
(iii)    if to the Warburg Investors, at c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, NY 10019, Attention: Eric Friedman and Brett K. Shawn, Email: brett.shawn@warburgpincus.com and notices@warburgpincus.com, with a copy (which shall not constitute notice) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Mark A. Cognetti and Dvir Oren, Email: Mcognetti@willkie.com and Doren@willkie.com, or at such other address as it may have furnished to the Investors in writing; and
(iv)    if to any of the Other Investors, at the address or facsimile number of such Investor shown on Schedule I, or at such other address as the Investor may have furnished the Company and the other Investors in writing.
(d)    Reproduction of Documents. This Agreement and all documents relating thereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by photographic, photostatic, microfilm, microcard, miniature photographic, electronic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, provided that no Investor shall be permitted to assign any of his, her or its rights or obligations pursuant to this Agreement without the prior written consent of the Majority Investors, unless such assignment is in connection with a Transfer explicitly permitted by this Agreement (which shall include in connection with a Permitted Transfer) and, prior to such assignment, such assignee complies with the requirements of this Agreement. Any attempted assignment by an Other Investor in violation of the foregoing shall be null and void.
(f)    Entire Agreement; Amendment and Waiver. This Agreement, the Purchase Agreement, the Registration Rights Agreement, the Certificate of Incorporation, the Bylaws and any employee stock option plan, stock bonus plan, stock purchase plan, employment agreement or other management equity program approved by the Board constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties (including the Prior Agreement and the term sheets dated August 6, 2021 and October 1, 2021 between Warburg Pincus LLC and Tiptree). This Agreement may be amended, with the written consent of the Company, the Majority Tiptree Investors and the Majority Warburg Investors. The Company shall give notice of any amendment or termination hereof to any party hereto that did not consent in writing to such amendment or termination. Each party hereto may waive any rights hereunder by providing written notice to the Company thereof. The obligations of the Company hereunder or of any other party hereto (other than the Warburg Investors and the Tiptree Investors) may be waived with the written consent of the Majority Tiptree Investors and the Majority Warburg Investors. The obligations of the Tiptree Investors hereunder may be waived with the written consent of the Company and the Majority Warburg Investors. The obligations of the Warburg Investors hereunder may be waived with the written consent of the Company and the Majority Tiptree Investors. Notwithstanding the foregoing, any amendment of, or waiver of any obligation pursuant to, this Agreement that would adversely and disproportionately affect the Other Investors in a material respect shall, in addition to the consents set forth above, require the consent of the Majority Other Investors. Any amendment, termination or waiver effected in accordance with this Section 7(f) shall be binding on all parties hereto, regardless of whether any such party has consented thereto.
(g)    Severability.
(i)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(ii)    To the extent the terms of the organizational documents of the Company are contradictory to, or inconsistent with, the terms of this Agreement, the terms of this Agreement shall, to the extent permitted by law, supersede such conflicting or inconsistent terms. All terms of the organizational documents and any constitutive or organizational documents of the Company not contradictory to, or inconsistent with, the terms of this Agreement shall remain in full force and effect. In the case that any one or more of the provisions contained in Section 3(a) shall, for any reason, be held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction or with respect to the applicable Investor, such provision or provisions shall be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability and shall not affect the enforceability of any other provision in such jurisdiction or the enforcement of the entirety of Section 3(a) in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction and with respect to the applicable Investor as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if any court determines that any of the covenants or agreements set forth in Section 3(a) are overbroad under applicable law in time, geographical scope or otherwise, the parties hereto specifically agree and authorize such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable; provided that if such courts are unable or unwilling to reform such invalid or unenforceable provision of Section 3(a) that the parties hereto will use reasonable best efforts to amend such invalid and unenforceable provision.
(h)    Governing Law. This Agreement and all claims, disputes, controversies or proceedings hereunder (or in connection with the negotiation hereof) shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (disregarding any rule or law requiring the application of the law of any other state). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of Court of Chancery of the State of Delaware and, if such court lacks jurisdiction, the United States District Court for the District of Delaware and, if such court lacks jurisdiction, any state or federal court sitting in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and all claims, disputes, controversies or proceedings hereunder (or in connection with the negotiation hereof), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in either the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(i)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE,

EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.
(j)    Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
(k)    No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or cause any party to be deemed the agent of any other party for any purpose.
(l)    Third Party Beneficiaries. Except the director indemnification rights, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
(m)    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
(n)    Agreements to Be Bound. Upon acceptance by the Company of a Joinder Agreement or as contemplated by Section 7(a) (Additional Investors), Schedule I or Schedule II hereof, as applicable, shall be amended to include the applicable joining party and attached to this Agreement and be effective with no further action or consent required.
(o)    After-Acquired Securities. Each Investor agrees that, except as otherwise provided herein, all of the provisions of this Agreement shall apply to all of the Shares now Owned (including any Granted Equity Shares and Purchased Equity Shares) or which may be issued or Transferred hereafter to an Investor in consequence of any additional issuance, purchase, Transfer, exchange or reclassification of any of such Shares, corporate reorganization, or any other form of recapitalization, consolidation, acquisition, stock split or stock dividend, or which are acquired by an Investor in any other manner.

(p)    Lost, etc. Certificates Evidencing Shares; Exchange. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares owned by an Investor and (in the case of loss, theft or destruction) of a bond or an indemnity satisfactory to it, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding. Upon surrender of any certificate representing any Shares for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares represented by the certificate so surrendered and registered as such holder may request.
(q)    Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(r)    Draftsmanship. Each of the parties signing this Agreement on the date first set forth above has been represented by his, her or its own counsel and acknowledges that he, she or it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement. Each of the parties joining this Agreement after the date first set forth above has been represented by his, her or its own counsel, has read and understands the terms of this Agreement and has been afforded the opportunity to ask questions concerning the Company and this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
(s)    State of Residence. Each Other Investor that is a natural person represents and warrants that it is a resident of the state set forth on such Other Investor’s signature page hereto or across such Other Investor’s name on Schedule I hereto, as the case may be. In the event an Other Investor changes its state of residence, such Other Investor shall promptly inform the Company of its new state of residence.

(t)    Consent of Spouse. If any Other Investor that is a natural person is married or marries or remarries after the date of this Agreement, at the request of the Company such Other Investor shall cause his or her spouse to execute and deliver to the Company a consent of spouse in the form reasonably requested by the Company and consistent with spousal consent forms for investments of the type contemplated by this Agreement.
(u)    Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party in any final, non-appealable order shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding.
(v)    Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of common stock or preferred stock of the Company of any class or series or a specific price per share, or a specific percentage ownership or similar provision tied to the number of shares, then, upon the occurrence of any subdivision, combination or stock dividend of any class or series of stock, such reference in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend, if any.
(w)    Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

THE FORTEGRA GROUP, INC.

By:
Name: Richard S. Kahlbaugh
Title: President and Chief Executive Officer
[Signature Page to Amended and Restated Stockholders Agreement]

THE TIPTREE INVESTOR:

TIPTREE HOLDINGS LLC

By:
Name: Jonathan Ilany
Title: Chief Executive Officer
[Signature Page to Amended and Restated Stockholders Agreement]

WARBURG INVESTOR:

WP FALCON AGGREGATOR, L.P.

By: Warburg Pincus Financial Sector II GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing Member

By:
Name: Eric Friedman
Title: Partner
[Signature Page to Amended and Restated Stockholders Agreement]

OTHER INVESTOR

By:
Name:
[Signature Page to Amended and Restated Stockholders Agreement]

SCHEDULE I
Other Investors
Rick Kahlbaugh
Mark Rattner
Mike Grasher
Scott McLaren
John Short
Sanjay Vara
Lou Rich
Steve Davidson
Mike Ferris
Leigh Mascherin
Howard Fishbein
Schedule I - 1

SCHEDULE II
Protective Covenants
The following actions may not be taken by the Company or any of its Subsidiaries without the prior written consent of the Majority Warburg Investors and/or the Majority Tiptree Investors (as applicable):
1.    (a) purchase, exchange, lease, license, or make any other acquisition of any equity securities or assets of any third party or (b) sell or make any disposition of any equity securities or assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case with a fair market value (as reasonably determined by the Board) in excess of ten percent (10%) of the Company’s total market capitalization, with such market capitalization calculated based on the volume weighted average trading price of the Company’s shares for the ninety (90) consecutive trading days prior the end of each fiscal year multiplied by the average number of shares outstanding as of the close of trading on each date during such ninety (90) day measurement period;
2.    undergo a Change of Control of the Company, effect a Deemed Liquidation Event, sell all or substantially of the Company’s and its Subsidiaries’ assets on a consolidated basis, or any of the Company’s material Subsidiaries whether by merger, consolidation, exchange, sale of all or substantially all assets of the applicable entity or otherwise prior to June 21, 2025 unless as a result of foregoing transactions the quotient derived by dividing the Warburg Returns by the Warburg Investments is equal to or greater than 2.0x;
3.    at any time (i) incur or agree to incur or guarantee any Indebtedness or issue any preferred stock if after giving effect to such Indebtedness or issuance, the ratio of Indebtedness to Total Capital, adjusting Indebtedness to include the liquidation preference of any preferred stock or similar security issued and outstanding (provided that in the event such preferred stock, similar security or convertible debt is, directly or indirectly, convertible into Common Stock, only that portion of such preferred stock, similar security or convertible debt that is treated as Indebtedness by A.M. Best (or comparable rating agency if the Company and its Subsidiaries are not then rated by A.M. Best) shall be treated as Indebtedness) would exceed thirty-five percent (35%) or (ii) incur or agree to incur or guarantee any Indebtedness or Non-Recourse Indebtedness or other obligation, liability or security to the extent (and only to the extent) it would be included as debt by “A.M. Best” (or comparable rating agency if the Company and its Subsidiaries are not then rated by A.M. Best) or issue any preferred stock that would result in any downgrading of the financial strength rating accorded to the Company or its Subsidiaries by “A.M. Best” (or comparable rating agency if the Company and its Subsidiaries are not then rated by A.M. Best) as of immediately prior to such incurrence, guarantee or issuance;
4.    offer any product or service that is materially different from the existing products and services offered by the Company or any of its Subsidiaries as of the date hereof or that have been approved pursuant to this clause (4) other than as contemplated in the Company’s and its Subsidiaries’ business plan in effect on the date hereof, or other business plan approved by the Board, including the approval of at least one Warburg Director;
5.    create, or authorize the creation of, or issue or obligate itself to issue shares of, any class or series of capital stock or evidences of Indebtedness, shares, rights, options, interests, warrants or other securities directly or indirectly convertible into or exchangeable for Common Stock, preferred stock or other types of securities or capital stock (each a “Security” and collectively, “Securities”), including any additional shares of preferred stock or any Security that is senior to the Common Stock (except for the issuance of Common Stock pursuant to the exercise of stock options granted pursuant to the 2022 Equity Incentive Plan or any other stock bonus, stock incentive or similar plans that have been approved by the Board, including the approval of at least one Warburg Director (collectively, with the 2022 Equity Incentive Plan, “Approved Plans”); provided that, for the avoidance of doubt, any amendment or modification to any Approved Plan that increases the number of authorized shares thereunder shall require the prior written consent of the Majority Warburg Investors and/or the Majority Tiptree Investors (as applicable));
6.    (i) enter into, or amend, modify, terminate or waive any rights under, any contract, transaction, understanding or arrangement that would constitute a Related Person Transaction (as defined in the Purchase Agreement), (ii) enter into any contract, transaction, understanding or arrangement between the Company and any of its Subsidiaries, on the one hand, and Tiptree or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, or (iii) enter into any contract, transaction, understanding or arrangement between the Company or any of its Subsidiaries, on the one hand, and an immediate family member or affiliated entity of a director or officer of the Company (or an entity affiliated with a director or officer of the Company), on the other hand (an “Affiliate Arrangement”); provided that this clause (6) shall not prevent or limit compliance by the Company with any of its obligations under this Agreement;
7.    dismiss, terminate or appoint the Chief Executive Officer or the Chief Financial Officer of the Company;
8.    agree to any annual budget (including the capital expenditure budget), multi-year projections or strategic, operating or business plan or related business policies of the Company or its Subsidiaries or any material amendments or deviations from any multi-year projections;
9.    reclassify any preferred stock or Common Stock or amend, modify or alter any of the rights, preferences or privileges thereof, or otherwise any of the terms applicable thereto;
10.    amend, change, waive, alter or terminate any provision of the Certificate of Incorporation or the Bylaws or the organizational documents of any subsidiary if such amendment, change, waiver, alteration or termination would adversely alter or change the rights, preference or privileges of a Warburg Investor or its Shares (or the directors appointed by it);

11.    change the Company’s or any material Subsidiaries’ auditor or change its methods of accounting or accounting practices (including with respect to reserves) in effect as of the date of the Agreement, except as required by changes in GAAP; and
12.    initiate or adopt any plan of complete or partial liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of that Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

Exhibit A
FORM OF
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (the “Agreement”) is made as of the ____ day of ____________ by _________________, having an address at ____________________________ (the “Joining Party”).
W I T N E S S E T H
WHEREAS, The Fortegra Group, Inc., a Delaware corporation (the “Company”), is a party to that certain Amended and Restated Stockholders Agreement, dated as of __________, 2024 (as the same may be amended from time to time, the “Stockholders Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement);
WHEREAS, the Stockholders Agreement provides that as a condition to becoming an Investor, a Person must execute and deliver to the Company a Joinder Agreement pursuant to which such Person agrees to be bound by the terms and conditions of the Stockholders Agreement;
WHEREAS, the Joining Party desires to become an Investor of the Company by executing a copy of the Agreement; and
WHEREAS, the Joining Party has reviewed the terms of the Stockholders Agreement and determined that it is desirable and in the Joining Party’s best interests to execute the Agreement.
NOW, THEREFORE, the Joining Party hereby agrees as follows:
1.    Joinder of Stockholders Agreement. By executing this Joinder Agreement, the Joining Party (i) accepts and agrees to be bound by all of the terms and provisions of the Stockholders Agreement as if he, she or it were an original signatory thereto, (ii) shall be deemed to be, and shall be entitled to all of the rights and subject to all of the obligations of a[n] [Tiptree Investor][Warburg Investor][Other Investor] thereunder and [(iii) shall be added to Schedule I, as applicable, of the Stockholders Agreement]. If the Joining Party is a Permitted Transferee of an Other Investor, the Joining Party shall be subject to all of the obligations of the transferor.
2.    Representations and Warranties.
(a)    The Agreement constitutes a valid and binding obligation enforceable against the Joining Party in accordance with its terms.

(b)    The Joining Party has received a copy of the Stockholders Agreement. The Joining Party has read and understands the terms of the Stockholders Agreement and has been afforded the opportunity to ask questions concerning the Company and the Stockholders Agreement.
(c)    The Joining Party hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
3.    Full Force and Effect. Except as expressly modified by the Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Stockholders Agreement shall remain in full force and effect in accordance with its terms.
4.    Notices. All notices provided to the Joining Party shall be sent or delivered to the Joining Party at the address set forth on the signature page hereto unless and until the Company has received written notice from the Joining Party of a changed address.
5.    Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of the State of Delaware, in respect of the interpretation and enforcement of the provisions of the Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that the Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in either the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Joining Party has executed and delivered the Agreement as of the date first above written.

JOINING PARTY

Name:

Address:

Facsimile:

Resident of the State of:
Acknowledged and Accepted:
THE FORTEGRA GROUP, INC.

By:
Name:
Title:
[Signature Page to Joinder Agreement]